Exhibit 4.4

AAC HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I.

INTRODUCTION

1.1 ESTABLISHMENT OF PLAN. AAC Holdings, Inc., a Nevada corporation (the “Company”), adopts the following employee stock purchase plan for eligible employees of the Employer (as defined below). This Plan shall be known as the AAC Holdings, Inc. Employee Stock Purchase Plan.

1.2 PURPOSE. The purpose of this Plan is to provide an opportunity for eligible employees of the Employer (as defined below) to become stockholders in the Company. It is believed that broad-based employee participation in the ownership of the business will help to achieve the unity of purpose conducive to the continued growth of the Employer and to the mutual benefit of its employees and stockholders.

1.3 QUALIFICATION. This Plan is intended to be an employee stock purchase plan that qualifies for favorable Federal income tax treatment under Section 423 of the Code and is intended to comply with the provisions thereof, including the requirement of Section 423(b)(5) of the Code that all Employees granted options to purchase Stock under the Plan have the same rights and privileges with respect to such options. The Company makes no undertakings nor representations to maintain the qualified status of this Plan or any options issued hereunder in the future. In addition, options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted under this Plan pursuant to the rules, procedures, subplans or offerings adopted by the Plan Administrator, as consistent and in accordance with Section 423 of the Code and the Treasury Regulations issued thereunder.

1.4 RULE 16B-3 COMPLIANCE. This Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934 and should be interpreted in accordance therewith.

ARTICLE II.

DEFINITIONS

As used herein, the following words and phrases shall have the meanings specified below:

2.1 BOARD OF DIRECTORS. The Board of Directors of the Company.

2.2 CLOSING MARKET PRICE. The closing price of the Stock as reported on the New York Stock Exchange; provided that if there should be any material alteration in the present system of reporting sales prices of such Stock, or if such Stock should no longer be listed on the New York Stock Exchange, the market value of the Stock as of a particular date shall be determined in such a method as shall be specified by the Plan Administrator.

2.3 CODE. The Internal Revenue Code of 1986, as amended from time to time.

2.4 COMMENCEMENT DATE. The first day of each Option Period. The first Commencement Date shall be January 1, 2015.

2.5 CONTRIBUTION ACCOUNT. The account established on behalf of a Participant to which shall be credited the amount of the Participant’s contribution, pursuant to Article V.

2.6 EFFECTIVE DATE. January 1, 2015.

2.7 EMPLOYEE. Each employee of the Employer except (i) any employee whose customary employment is twenty (20) hours per week or less or (ii) whose customary employment is for not more than five (5) months in any calendar year. The Administrator may determine, as to any Option Period, that the offer will not be extended to highly compensated Employees within the meaning of Section 414(q) of the Code.

2.8 EMPLOYER. The Company and any corporation (i) which is a Subsidiary of the Company, (ii) which is authorized by the Board of Directors to adopt this Plan with respect to its Employees and (iii) which adopts this Plan. The term “Employer” shall include any corporation into which an Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred, provided that the surviving or transferee corporation would qualify as a Subsidiary under Section 2.19 hereof and that such corporation does not affirmatively disavow this Plan. For purposes of this Plan, the term “corporation” means a corporation as defined in Section 1.421-1(i)(1) of the Treasury Regulations, which definition includes a foreign corporation (as defined in Section 7701(a)(5) of the Code) and a limited liability company taxable as a corporation for all Federal tax purposes.

2.9 EXERCISE DATE. The last trading date of each Option Period on the New York Stock Exchange.

2.10 EXERCISE PRICE. The price per share of the Stock to be charged to Participants at the Exercise Date, as determined in Section 6.3.

2.11 FIVE-PERCENT STOCKHOLDER. An Employee who owns five-percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary thereof. In determining this five percent test, shares of stock that the Employee may purchase under outstanding options, as well as stock attributed to the Employee under Section 424(d) of the Code, shall be treated as stock owned by the Employee in the numerator, but shares of stock that may be issued under stock options shall not be counted in the total of outstanding shares in the denominator, in accordance with Treasury Regulation 1.423-2(d)(1) and (2).

2.12 GRANT DATE. The first trading date of each Option Period on the New York Stock Exchange.

2.13 OPTION PERIOD. Shall mean the period established in advance by the Plan Administrator during which payroll deductions shall be collected to purchase Stock pursuant to an offering under this Plan. Unless otherwise established by the Plan Administrator prior to the start of an Option Period, the Plan’s Option Periods shall mean successive periods of six (6) consecutive months (i) commencing on January 1 and ending on June 30 and (ii) commencing on July 1 and ending on December 31. The first Option Period on or after the Effective Date shall begin on January 1, 2015 and shall end on June 30, 2015.

2.14 NON-423(b) OFFERING. Shall mean the rules, offerings, procedures or sub-plans, if any, adopted by the Plan Administrator as a part of this Plan, pursuant to which options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted.

2.15 PARTICIPANT. Any Employee of an Employer who has met the conditions for eligibility as provided in Article IV and who has elected to participate in the Plan. The Plan Administrator may provide that any employee of any Subsidiary shall only be eligible to participate in a separate offering not intended to qualify under Section 423 of the Code.

2.16 PLAN. The AAC Holdings, Inc. Employee Stock Purchase Plan.

2.17 PLAN ADMINISTRATOR. The committee composed of one or more individuals to whom authority is delegated by the Board of Directors to administer the Plan. The initial committee shall be the Compensation Committee of the Board of Directors.

2.18 STOCK. Those shares of common stock of the Company that are reserved pursuant to Section 6.1 for issuance upon the exercise of options granted under this Plan.

2.19 SUBSIDIARY. Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. The Administrator may provide that the Employees of any designated Subsidiary shall only be eligible to participate in a Non-423(b) Offering.

ARTICLE III.

STOCKHOLDER APPROVAL

3.1 STOCKHOLDER APPROVAL REQUIRED. This Plan must be approved by the stockholders of the Company within the period beginning twelve (12) months before and ending twelve (12) months after its adoption by the Board of Directors.

3.2 STOCKHOLDER APPROVAL FOR CERTAIN AMENDMENTS. Without the approval of the stockholders of the Company, no amendment to this Plan shall increase the number of shares reserved under the Plan, other than as provided in Section 10.3. Approval by stockholders must occur within one (1) year of such amendment, or such amendment shall be void ab initio, comply with applicable provisions of the corporate certificate of incorporation and bylaws of the Company, and comply with Nevada law prescribing the method and degree of stockholder approval required for issuance of corporate stock or options.

ARTICLE IV.

ELIGIBILITY AND PARTICIPATION

4.1 CONDITIONS. Each Employee shall become eligible to become a Participant on the Commencement Date next following the date he is initially employed by the Employer. No Employee who is a Five-Percent Stockholder shall be eligible to participate in the Plan. Notwithstanding anything to the contrary contained herein, no individual who is not an Employee shall be granted an option to purchase Stock under the Plan.

4.2 APPLICATION FOR PARTICIPATION. Each Employee who becomes eligible to participate shall be furnished a summary of the Plan and an enrollment form. If such Employee elects to participate hereunder, he shall complete such form (or on-line enrollment process as determined by the Plan Administrator) and file it with his Employer or the third party plan administrator appointed by the Plan Administrator, in accordance with the instructions on the enrollment form prior to the next Commencement Date (the “Enrollment Period”). The duration and timing of any Enrollment Periods may be changed or modified by the Plan Administrator from time to time. The completed enrollment form shall indicate the amount of Employee contributions authorized by the Employee. If no new enrollment form is filed by a Participant in advance of any Option Period after the initial Option Period, that Participant shall be deemed to have elected to continue to participate with the same contribution previously elected (subject to any limits contained herein). If any Employee does not elect to participate in any given Option Period, he may elect to participate on any future Commencement Date so long as he continues to meet the eligibility requirements.

4.3 DATE OF PARTICIPATION. All Employees who elect to participate shall be enrolled in the Plan commencing with the first pay date after the Commencement Date following their submission of the enrollment form. Upon becoming a Participant, the Participant shall be bound by the terms of this Plan, including any amendments whenever made.

4.4 ACQUISITION OR CREATION OF SUBSIDIARY. If the stock of a corporation is acquired by the Company or another Employer so that the acquired corporation becomes a Subsidiary, or if a Subsidiary is created, the Subsidiary in either case shall automatically become an Employer and its Employees shall become eligible to participate in the Plan on the first Commencement Date after the acquisition or creation of the Subsidiary, as the case may be. Notwithstanding the foregoing, and in accordance with Section 423 of the Code, the Board of Directors may by appropriate resolutions (i) provide that the acquired or newly created Subsidiary shall not be a participating Employer, (ii) specify that the acquired or newly created Subsidiary will become a participating Employer on a Commencement Date other than the first Commencement Date after the acquisition or creation or (iii) attach any condition whatsoever to eligibility of the employees of the acquired or newly created Subsidiary, except to the extent such condition would not comply with Section 423 of the Code.

ARTICLE V.

CONTRIBUTION ACCOUNT

5.1 EMPLOYEE CONTRIBUTIONS. The enrollment form signed or executed on- line, as determined by the Plan Administrator, by each Participant shall authorize the Employer to deduct from the Participant’s compensation an after-tax amount during each payroll period not less than one-hundred dollars ($100.00). The permitted deferral amounts, including any minimum or maximum limit, may be changed or modified by the Plan Administrator from time to time. A Participant’s base pay shall be determined before subtracting any elective deferrals to a qualified plan under Section 401(k) of the Code, salary reduction contributions to a cafeteria plan under Section 125 of the Code or elective deferrals to a nonqualified deferred compensation plan, as applicable. Unless otherwise determined by the Plan Administrator with respect to an Option Period or Non-423(b) Offering, the dollar amount deducted each payday shall be credited to the Participant’s Contribution Account. Participant contributions will not be permitted to commence at any time during the Option Period other than on the Commencement Date. Unless otherwise determined by the Plan Administrator with respect to an Option Period or Non-423(b) Offering, no interest will accrue on any contributions or on the balance in a Participant’s Contribution Account.

5.2 MODIFICATION OF CONTRIBUTION RATE. No change shall be permitted in a Participant’s amount of withholding except upon a Commencement Date, and then only if the Participant files a new enrollment form or on-line form with the Employer or third party administrator, as determined by the Plan Administrator, during the applicable Enrollment Period designating the desired withholding rate. Notwithstanding the foregoing, a Participant may notify the Employer at any time (except during the periods from June 21 through June 30 and December 22 through December 31) that he wishes to discontinue his contributions. This notice shall be in writing or made on-line, as determined by the Plan Administrator, or on such forms as provided by the Employer and shall become effective on such date as determined and communicated to the Participants by the Plan Administrator, but in all events, within thirty (30) days from the date completed. The Participant shall become eligible to recommence contributions on the next Commencement Date.

5.3 WITHDRAWAL OF CONTRIBUTIONS. A Participant may elect to withdraw the balance of his Contribution Account at any time during the Option Period prior to the Exercise Date (except during the periods from June 21 through June 30 and December 22 through December 31). The option granted to a Participant shall be canceled upon his withdrawal of the balance in his Contribution Account. This election to withdraw must be in writing on such forms as may be provided by the Employer. If contributions are withdrawn in this manner, further contributions during that Option Period will be discontinued in the same manner as provided in Section 5.2, and the Participant shall become eligible to recommence contributions on the next Commencement Date.

ARTICLE VI.

ISSUANCE AND EXERCISE OF OPTIONS

6.1 RESERVED SHARES OF STOCK. The Company shall initially reserve two-hundred fifty-thousand (250,000) shares of Stock for issuance upon exercise of the options granted under this Plan or any Non-423(b) Offering. If any option granted under the Plan shall for any reason terminate without having been exercised, the Stock not purchased under such option shall again become available for issuance under the Plan.

6.2 ISSUANCE OF OPTIONS. On the Grant Date each Participant shall be deemed to receive an option to purchase Stock with the number of shares and Exercise Price determined as provided in this Article VI, subject to the maximum limits specified in Section 6.6. All such options shall be automatically exercised on the following Exercise Date, except for options that are canceled when a Participant withdraws the balance of his Contribution Account or that are otherwise terminated under the provisions of this Plan.

6.3 DETERMINATION OF EXERCISE PRICE. Unless otherwise established by the Plan Administrator prior to the start of an Option Period, the Exercise Price of the options granted under this Plan for any Option Period shall be the lesser of eighty-five percent (85%) of the Closing Market Price of the Stock on the Exercise Date or eighty-five percent (85%) of the Closing Market Price of the Stock on the Grant Date.

6.4 PURCHASE OF STOCK. On an Exercise Date, all options shall be automatically exercised, except that the options of a Participant who has terminated employment pursuant to Section 7.1 or who has withdrawn all his contributions shall expire. The Contribution Account of each Participant shall be used to purchase the maximum number of whole shares of Stock determined by dividing the Exercise Price into the balance of the Participant’s Contribution Account. Any money remaining in a Participant’s Contribution Account representing a fractional share shall remain in his Contribution Account to be used in the next Option Period along with new contributions in the next Option Period; provided, however, that if the Participant does not enroll for the next Option Period, the balance remaining shall be returned to him in cash, without interest.

6.5 TERMS OF OPTIONS. Options granted under this Plan shall be subject to such amendment or modification as the Employer shall deem necessary to comply with any applicable law or regulation, including without limitation Section 423 of the Code and shall contain such other provisions as the Employer shall from time to time approve and deem necessary; provided, however, that any such provisions shall comply with Section 423 of the Code. Notwithstanding the foregoing, options that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Section 423 of the Code may be granted under this Plan pursuant to the rules, procedures, subplans or offerings adopted by the Plan, as provided for and in accordance with Section 423 of the Code and the Treasury Regulations thereunder.

6.6 LIMITATIONS ON OPTIONS. The options granted hereunder are subject to the following limitations:

(a) The maximum number of shares of Stock that may be purchased by any Participant on an Exercise Date, subject to the limit provided for in Section 6.6(b) herein, shall be two-thousand five-hundred (2,500) shares. This maximum number of shares shall be adjusted as determined by the Plan Administrator in accordance with, and upon the occurrence of an event described in, Section 10.3. Any amounts contributed by a Participant during an Option Period that may not be used to purchase Stock due to the share limit under this Section 6.6(a) shall be returned to the participant in cash, without interest.

(b) No Participant shall be permitted to accrue the right to purchase during any calendar year Stock under this Plan (or any other Plan of the Employer or a parent or Subsidiary thereof that is qualified under Section 423 of the Code) having a market value of greater than twenty-five thousand dollars ($25,000.00) (as determined on the Grant Date for the Option Period during which each such share of Stock is purchased) as provided in Section 423(b)(8) of the Code.

(c) No option may be granted to a Participant if the Participant immediately after the option is granted would be a Five-Percent Stockholder.

(d) No Participant may assign, transfer or otherwise alienate any options granted to him under this Plan, otherwise than by will or the laws of descent and distribution, and such options must be exercised during the Participant’s lifetime only by him.

6.7 PRO-RATA REDUCTION OF OPTIONED STOCK. If the total number of shares of Stock to be purchased under options by all Participants on an Exercise Date exceeds the number of shares of Stock remaining authorized for issuance under Section 6.1, a pro-rata allocation of the shares of Stock available for issuance will be made among Participants in proportion to their respective Contribution Account balances on the Exercise Date, and any money remaining in the Contribution Accounts shall be returned to the Participants, without interest.

6.8 STATE SECURITIES LAWS. Notwithstanding anything to the contrary contained herein and to the extent permitted by Section 423 of the Code, the Company shall not be obligated to issue shares of Stock to any Participant if to do so would violate any State or foreign (or other applicable) securities law applicable to the sale of Stock to such Participant. In the event that the Company refrains from issuing shares of Stock to any Participant in reliance on this Section, the Company shall return to such Participant the amount in such Participant’s Contribution Account that would otherwise have been applied to the purchase of Stock, without interest.

ARTICLE VII.

TERMINATION OF PARTICIPATION

7.1 TERMINATION OF EMPLOYMENT. Any Employee whose employment with the Employer is terminated during the Option Period prior to the Exercise Date for any reason except death, disability or retirement at or after age 65 shall cease being a Participant immediately. The balance of that Participant’s Contribution Account shall be paid to such Participant as soon as practical after his termination. The option granted to such Participant shall be null and void.

7.2 DEATH. If a Participant should die while employed by the Employer, no further contributions on behalf of the deceased Participant shall be made. The legal representative of the deceased Participant may elect to withdraw the balance in said Participant’s Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant died (except during the periods from, June 21 through June 30 and December 22 through December 31). In the event no election to withdraw is made on or before the June 21 or December 22 preceding the Exercise Date, the balance accumulated in the deceased Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4. Any money remaining that is insufficient to purchase a whole share shall be paid to the legal representative.

7.3 RETIREMENT. If a Participant should retire from the employment of the Employer at or after attaining age 65, no further contributions on behalf of the retired Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant retired (except during the periods from June 21 through June 30 and December 22 through December 31). In the event no election to withdraw is made on or before the June 21 or December 22 preceding the Exercise Date, the balance accumulated in the retired Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4. Any money remaining that is insufficient to purchase a whole share shall be paid to the retired Participant.

7.4 DISABILITY. If a Participant should terminate employment with the Employer on account of disability, as determined by reference to the definition of “disability” in the Employer’s long-term disability plan, no further contributions on behalf of the disabled Participant shall be made. The Participant may elect to withdraw the balance in his Contribution Account by notifying the Employer in writing prior to the Exercise Date in the Option Period during which the Participant became disabled (except during the periods from June 21 through June 30 and December 22 through December 31). In the event no election to withdraw is made on or before the June 21 or December 22 preceding the Exercise Date, the balance accumulated in the disabled Participant’s Contribution Account shall be used to purchase shares of Stock in accordance with Section 6.4. Any money remaining that is insufficient to purchase a whole share shall be paid to the disabled Participant.

ARTICLE VIII.

OWNERSHIP OF STOCK

8.1 ISSUANCE OF STOCK. As soon as practical after the Exercise Date, the Plan Administrator will, in its sole discretion, either credit a share account maintained for the benefit of each Participant or issue certificates to each Participant for the number of shares of Stock purchased under the Plan by such Participant during an Option Period. Such determination by the Plan Administrator shall apply equally to all shares of Stock purchased during the Option Period. Certificates may be issued, at the request of a Participant, in the name of the Participant, jointly in the name of the Participant and a member of the Participant’s family, to the Participant as custodian for the Participant’s child under the Gift to Minors Act, or to the legal representative of a deceased Participant.

8.2 PREMATURE SALE OF STOCK. If a Participant (or former Participant) sells or otherwise disposes of any shares of Stock obtained under this Plan:

(i) prior to two (2) years after the Grant Date of the option under which such shares were obtained, or

(ii) prior to one (1) year after the Exercise Date on which such shares were obtained,

that Participant (or former Participant) must notify the Employer immediately in writing concerning such disposition.

8.3 RESTRICTIONS ON SALE. The Plan Administrator may, in its sole discretion, and in accordance with Section 423 of the Code, place restrictions on the sale or transfer of shares of Stock purchased under the Plan during any Option Period by notice to all Participants of the nature of such restrictions given in advance of the Commencement Date of such Option Period. The restrictions may prevent the sale, transfer or other disposition of any shares of Stock purchased during the Option Period for a period of up to two years from the Grant Date, subject to such exceptions as the Plan Administrator may determine (e.g., termination of employment with the Employer). If certificates are issued pursuant to Section 8.1 for shares that are restricted, the certificates shall, in the discretion of the Plan Administrator, contain a legend disclosing the nature and duration of the restriction. Any such restrictions and exceptions determined by the Plan Administrator shall be applicable equally to all shares of Stock purchased during the Option Period for which the restrictions are first applicable. In addition, such restrictions and exceptions shall remain applicable during subsequent Option Periods unless otherwise determined by the Plan Administrator. If the Plan Administrator should change or eliminate the restrictions for a subsequent Option Period, notice of such action shall be given to all Participants.

8.4 TRANSFER OF OWNERSHIP. A Participant who purchases shares of Stock under this Plan shall be granted at such time substantially all of the rights of ownership of such shares of Stock in accordance with the Treasury Regulations promulgated under Section 423 of the Code as in effect on the Effective Date. Such rights of ownership shall include the right to vote, the right to receive declared dividends, the right to share in the assets of the Employer in the event of liquidation, the right to inspect the Employer’s books and the right to pledge or sell such Stock subject to the restrictions in the Plan and the Employer’s written policies and procedures.

ARTICLE IX.

ADMINISTRATION AND AMENDMENT

9.1 ADMINISTRATION. The Plan Administrator shall (i) administer the Plan, (ii) keep records of the Contribution Account balance of each Participant, (iii) keep records of the share account balance of each Participant, (iv) interpret the Plan, (v) determine all questions arising as to eligibility to participate, amount of contributions permitted, determination of the Exercise Price, and all other matters of administration, (vi) determine whether to place restrictions on the sale and transfer of Stock and the nature of such restrictions, as provided in Section 8.3, (vii) adopt such rules or offerings as may be deemed necessary or appropriate to comply with the laws of other countries, allow for tax-preferred treatment of the options or otherwise provide for the participation by Employees who reside outside of the U.S., including determining which Employees are eligible to participate in a Non-423(b) Offering or other subplans established by the Plan Administrator, and (viii) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars and permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the processing of properly completed enrollment forms.

The Plan Administrator shall have such duties, powers and discretionary authority as may be necessary to discharge the foregoing duties and may delegate any or all of the foregoing duties to any individual or individuals (including officers or other Employees who are Participants). The Board of Directors shall have the right at any time and without notice to remove or replace any individual or committee of individuals serving as Plan Administrator. All determinations by the Plan Administrator shall be conclusive and binding on all persons. Any rules, regulations, or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered in this Plan document shall be promulgated and adopted by the Plan Administrator.

9.2 AMENDMENT. The Board of Directors of the Employer may at any time amend the Plan in any respect, including termination of the Plan, without notice to Participants. If the Plan is terminated, all options outstanding at the time of termination shall become null and void and the balance in each Participant’s Contribution Account shall be paid to that Participant, without interest. Notwithstanding the foregoing, no amendment of the Plan as described in Section 3.2 or as otherwise required to obtain shareholder approval by applicable law, including Section 423 of the Code, shall become effective until and unless such amendment is approved by the stockholders of the Company in accordance with the approval requirements of Section 3.2.

ARTICLE X.

MISCELLANEOUS

10.1 EXPENSES. The Employer will pay all expenses of administering this Plan that may arise in connection with the Plan.

10.2 NO CONTRACT OF EMPLOYMENT. Nothing in this Plan shall be construed to constitute a contract of employment between an Employer and any Employee or to be an inducement for the employment of any Employee. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the service of an Employer or to interfere with the right of an Employer to discharge any Employee at any time, with or without cause, regardless of the effect which such discharge may have upon him as a Participant of the Plan.

10.3 ADJUSTMENT UPON CHANGES IN STOCK. The aggregate number of shares of Stock reserved for purchase under the Plan as provided in Section 6.1, and the calculation of the Exercise Price as provided in Section 6.3, shall be adjusted by the Plan Administrator (subject to direction by the Board of Directors) in an equitable and proportionate manner to reflect changes in the capitalization of the Company, including without limitation such changes as result from merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, combination of shares, exchange of shares and change in corporate structure. If any adjustment under this Section 10.3 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares available under the Plan and the number of shares covered under any options granted pursuant to the Plan shall be the next lower number of shares, rounding all fractions downward. It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code and Section 409A of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

10.4 ACQUISITIONS AND DISPOSITIONS. The Plan Administrator may, in its sole and absolute discretion and in accordance with principles under Section 423 of the Code, create special Option Periods for individuals who become Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and, notwithstanding any other Section of this Plan, may provide for special purchase dates for Participants who will cease to be Eligible Employees solely in connection with the disposition of all or a portion of any Subsidiary or a portion of the Company, which Option Periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Plan Administrator considers appropriate in the circumstances, in accordance with Section 423 of the Code.

10.5 EMPLOYER’S RIGHTS. The rights and powers of any Employer shall not be affected in any way by its participation in this Plan, including without limitation the right or power of any Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or any part of its business or assets.

10.6 LIMIT ON LIABILITY. No liability whatever shall attach to or be incurred by any past, present or future stockholders, officers, directors or agents, as such, of the Company or any Employer, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of any and all rights and claims against the Company, an Employer, or any stockholder, officer, director or agent as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every Participant as a part of the consideration for any benefits under this Plan; provided, however, no waiver shall occur, solely by reason of this Section 10.6, of any right which is not susceptible to advance waiver under applicable law.

10.7 GENDER AND NUMBER. For the purposes of the Plan, unless the contrary is clearly indicated, the use of the masculine gender shall include the feminine, and the singular number shall include the plural and vice versa.

10.8 GOVERNING LAW. The validity, construction, interpretation, administration and effect of this Plan, and any rules or regulations promulgated hereunder, including all rights or privileges of any Participants hereunder, shall be governed exclusively by and in accordance with the laws of the State of Nevada, except that the Plan shall be construed to the maximum extent possible to comply with Section 423 of the Code and the Treasury Regulations promulgated thereunder.

10.9 HEADINGS. Any headings or subheadings in this Plan are inserted for convenience of reference only and are to be ignored in the construction of any provisions hereof.

10.10 SEVERABILITY. To the extent any provision of this Plan is held by a court to be unenforceable or is deemed invalid for any reason, then such provision shall, to the extent unenforceable or invalid, be deemed inapplicable and omitted in any applicable jurisdiction only, but all other provisions of this Plan shall be deemed valid and enforceable to the full extent possible under applicable law and such unenforceable or invalid provision shall be replaced with a provision that is valid and enforceable to the maximum extent permitted by applicable law.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the Employer has adopted this Plan as of the 22nd day of December, 2014, to be effective as of the Effective Date (subject to approval by the Company’s stockholders at the 2015 Annual Meeting of Stockholders).

AAC HOLDINGS, INC.

By:	/s/ Michael T. Cartwright
Name:	Michael T. Cartwright
Title:	Chief Executive Officer and Chairman

ATTEST:

/s/ Kathryn Sevier Phillips
Kathryn Sevier Phillips General Counsel and Secretary